ARTICLES OF AMENDMENT
TO THE
AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
CORD BLOOD AMERICA, INC.

Pursuant to the provisions of Section 607.1006, Florida Statutes, Cord Blood America, Inc., a Florida corporation (the "Corporation"), adopts the following articles of amendment to its Amended and Restated Articles of Incorporation, to be effective as of 11:59 p.m., May 5, 2011:

FIRST: The Amended and Restated Articles of Incorporation of the Corporation are hereby amended by adding the following new paragraph to Article II, which shall serve as the new first paragraph of Article II:

"Every ONE HUNDRED (100) outstanding shares of Common Stock of this Corporation shall be combined into and become one (1) share of Common Stock, effective as of 11:59 p.m., May 5, 2011."

SECOND: The amendment set forth in these Articles of Amendment was adopted on March 1, 2011 by the board of directors and approved on April 21, 2011 by a sufficient number of votes of the Corporation's shareholders.

THIRD: The amendment set forth in these Articles of Amendment shall be effective as of 11:59 p.m. on May 5, 2011.

IN WITNESS WHEREOF, the Corporation, by and through its undersigned officer thereunto duly authorized, has executed these Articles of Amendment this 22nd day of April, 2011 and affirms that the statements made herein are true under the penalties of perjury.

Mathew L. Schissler,
Chairman of the Board of Directors and
Chief Executive Officer